Exhibit 99(A)(1)(C)

THIS IS NOTIFICATION OF THE REPURCHASE OFFER.

IF YOU ARE NOT INTERESTED IN SELLING ALL OF YOUR SHARES

AT THIS TIME, KINDLY DISREGARD THIS NOTICE.

May 24, 2017

Dear Stockholder:

We have sent this letter to you to announce the repurchase offer (the “Offer”) by Resource Income & Opportunity REIT, Inc. (f/k/a Resource Innovation Office REIT, Inc.) (the “Company”) for all issued and outstanding shares of the Company’s Class A common stock (the “Class A Shares”) and Class AA common stock, which was formerly designated Class T common stock (the “Class AA Shares”), at a price per share equal to $10.00 per Class A Share and $9.47 per Class AA Share, which amounts represent the maximum purchase price per Class A Share and Class AA Share, respectively, in the Company’s primary offering. The Offer period will begin on May 24, 2017 and expire at 5:00 p.m., Eastern Time, on June 22, 2017, unless extended by the Company. Subject to the limitations contained in the Offer to Purchase, which is attached to this letter, we anticipate that all properly completed and duly executed Letters of Transmittal returned to the Company will be processed on or about June 30, 2017.

The purpose of the Offer is to provide liquidity to holders of Class A Shares and Class AA Shares. On April 21, 2017, the Company’s board of directors unanimously approved (i) the suspension of sales of Class A and Class AA shares in the Company’s primary offering; (ii) the suspension of the Company’s distribution reinvestment plan, effective May 1, 2017; and (iii) the suspension of the Company’s share repurchase program, effective May 21, 2017, in anticipation of restructuring the Company’s initial public offering. On May 5, 2017, the Company filed a Post-Effective Amendment to its Registration Statement on Form S-11 (No. 333-201842) (the “Amended Registration Statement”) pursuant to which the Company intends to offer shares of its Class T common stock, Class S common stock, Class D common stock and Class I common stock in a primary offering and pursuant to its distribution reinvestment plan. Under the Amended Registration Statement, the Company intends to offer Class A Shares and Class AA shares only pursuant to the Company’s distribution reinvestment plan. The suspension of the Company’s share repurchase program will continue until such time as its board of directors may approve its resumption, if ever. As there is no public market for Class A Shares and Class AA Shares, the Offer is the only means of liquidity for holders of Class A Shares and Class AA Shares at this time. As discussed in the Amended Registration Statement, the Company intends to operate as a perpetual-life entity, and there may be no future liquidity event for the Class A Shares and Class AA Shares.

IF YOU HAVE NO DESIRE TO SELL ALL OF YOUR SHARES, PLEASE DISREGARD THIS NOTICE. If you would like to tender all of your Class A Shares and Class AA Shares for repurchase, please complete the Letter of Transmittal included with this letter and return it to the Company at the address below. Please see the attached Offer to Purchase for conditions to the Offer, including, but not limited to, the fact that in order to participate you must tender all of the Class A Shares and Class AA Shares which you own.

All requests to tender Shares must be received in good order by the Company, at the address below, by 5:00 p.m., Eastern Time, on June 22, 2017, unless the period of time the Offer is open is extended by the Company. You may return your properly completed and duly executed Letter of Transmittal to the Company via the prepaid return envelope included with the Offer.

For delivery by regular mail:	For delivery by registered, certified or express mail, by overnight courier or by personal delivery:

For Regular Mail: Resource Real Estate, Inc. Attn: Resource IO REIT P.O. Box 219169 Kansas City, MO 64121	For Overnight Packages: Resource Real Estate, Inc. Attn: Resource IO REIT 430 West 7th Street Kansas City, MO 64105

If you have any questions, please call your financial advisor or call the Company at (866) 469-0129.

Sincerely,

/s/ Alan F. Feldman
Alan F. Feldman Chief Executive Officer